Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Keil Decker
(212) 299-2209

Media Contact:	Anu Ahluwalia
(212) 299-2439

NYMEX HOLDINGS REPORTS RECORD THIRD QUARTER OPERATING REVENUES AND NET INCOME, DILUTED EPS OF $0.66

•	Third Quarter Operating Revenues Increase 25% to Record $173.2 Million

•	Net Income Increases 54% to Record $62.6 Million

•	Reports Record 71% Pre-tax Margin on 15% Decrease in Operating Expenses

•	Declares $100 Million Special Dividend to Shareholders, as well as Regular Dividend

ANNOUNCES COMPREHENSIVE ENTERPRISE EFFICIENCY PLAN WITH $72 MILLION OF ANNUAL REVENUE AND COST BENEFITS

•	Initiating Broad Workforce Reduction as Part of Cost Cutting Program

•	Retaining Cushman & Wakefield to Explore Sale of Headquarters Building

ANNOUNCES BROAD NEW SLATE OF ENVIRONMENTAL MARKETS CONTRACTS

New York, N.Y., November 1, 2007 — NYMEX Holdings, Inc. (NYSE: NMX), parent company of the New York Mercantile Exchange, Inc. (NYMEX), today reported that total operating revenues for the third quarter ended September 30, 2007 rose 25% to a record $173.2 million compared to $138.3 million for the third quarter 2006. Net income for the third quarter 2007 increased 54% to a record $62.6 million compared to $40.7 million for the third quarter 2006. Diluted earnings per share for the third quarter 2007 were $0.66, based on 94.8 million shares outstanding, compared to $0.47, based on 81.6 million shares outstanding, for the third quarter 2006.

The Board of Directors approved a special dividend of $100 million, as well as its regular quarterly dividend of $0.10 per share on the Company’s common stock. Both dividends will apply to shareholders of record as of the close of business on December 3, 2007, and payable on December 28, 2007.

For the nine months ended September 30, 2007, NYMEX reported record total operating revenues of $501.0 million, a 35% increase from $372.5 million for the first nine months of 2006. Net income rose 43% to $160.5 million, versus $112.5 million in the first nine months of 2006. Diluted earnings per share for the first nine months of 2007 was $1.69 versus $1.35 in the 2006 period, based on 94.8 million and 79.4 million shares outstanding, respectively. Excluding the one-time charge related to Optionable, which occurred in the second quarter of 2007, diluted earnings per share for the nine months was $1.85.

NYMEX Chairman Richard Schaeffer said, “We are excited to deliver a record quarter of operating performance and profitability as we continue to deliver on our strategic goals as well as our expense reduction program. Our third quarter results are highlighted by the continued reduction of our expense base, as shown by our record 71% pre-tax margin for the quarter. As a demonstration of the continuing strength of our business, we are pleased to declare this special $100 million dividend to shareholders, in addition to our regular quarterly dividend.”

NYMEX President and Chief Executive Officer James E. Newsome stated, “During our record third quarter, we set multiple single day electronic trading volume records on the CME Globex® electronic trading platform, as well as numerous volume and open interest records in our benchmark contracts. We are pleased that we have had several million-contract days on CME Globex since we launched our physically-settled contracts last year. In addition, we have now launched electronic options contracts on all of our core energy and metals contracts on CME Globex, as well as on our NYMEX ClearPort® electronic clearing and trading platform, which is part of our strategy to provide multiple venues for our users to trade and clear contracts. We are gratified by the early success in electronic trading of options, as evidenced by trading sessions when as much as 20% of natural gas options has traded electronically. In our Dubai strategic venture, the physically settled Dubai Mercantile Exchange Oman sour crude oil contract has continued to show consistent growth in volume and open interest, and now commands virtually 100% of all trading and open interest for Middle East-based exchange traded crude oil contracts.”

Comprehensive Enterprise Efficiency Plan

NYMEX management has announced an enterprise efficiency plan that is designed to enhance revenues and reduce costs, while taking into account the evolving business model of the Exchange. NYMEX remains committed to enhancing and expanding our leadership in global trading and clearing of derivatives through expansion of volume growth and distribution as well as leadership in introducing innovative new products. This plan includes the following key initiatives:

•

NYMEX will implement revenue enhancements of approximately $50 million based on a new fee schedule to each of the NYMEX and COMEX Divisions applied to September 2007 average daily volumes and an increase in its market data fees from $50 per unit to $55 per unit, effective February 1, 2008, based on average market data units of 135,508 from September 2007.

•

NYMEX will implement a substantial reduction in its current cost structure. NYMEX expects the cost savings components of the plan to reduce its current operating expense base by approximately $22 million on an annual basis. NYMEX will reduce its current workforce by approximately 120 positions over the next five quarters, or $10 million on an annual basis, beginning immediately with 55 positions, and continuing through 2008. As a result of these cost reduction initiatives, NYMEX expects to record a cumulative pre-tax charge of approximately $4.0 million for severance and related expense, beginning in the fourth quarter of 2007, and into 2008.

•

NYMEX will retain leading real estate broker Cushman & Wakefield to evaluate a sale of its headquarters located at One North End Avenue in Lower Manhattan. In the event the Company concludes a sale of its headquarters, NYMEX expects to reduce operating expenses by approximately $12 million on an annual basis, based on elimination of expense related to the facility. NYMEX also will closely review its options with regard to the location of its existing staff and requirements for trading floor square footage. While the timing for this process is difficult to predict, the Company expects to conclude this process during the third and fourth quarters of 2008.

Mr. Schaeffer concluded, “This plan represents a disciplined approach to our process of capturing the benefits of our migration from open outcry trading to electronic trading and will continue to position NYMEX as one of the most profitable and efficient exchanges. We continue to be committed to achieving our strategic goals to increase our trading and clearing volume, to expand distribution globally, to continue to innovate and launch new products, and to enhance and expand our leadership in global trading and clearing of physical commodity-based derivatives. We are extremely excited about the strength of our position, and ability to achieve our strategic goals, as well as greater profitability, which benefit our customers, employees and shareholders.”

Dr. Newsome stated, “NYMEX is committed to doing what is necessary to streamline its operations and improve its performance for its customers and shareholders. The plan we are implementing arises from the transformative year that we have had at NYMEX, and is the result of management’s continuing drive to create shareholder value. We are creating a streamlined team with a focus on growing our core business of clearing and risk management for the energy and metals industries, as well as taking aggressive steps to expand into new sectors. We look forward to reporting on our progress each quarter as we implement this plan.”

New Slate of Environmental Markets Contracts

NYMEX also announced that it will be partnering with leading market participants to launch a broad slate of new emissions-related products, including European carbon instruments, restructured U.S. emissions compliance products, and new products for the U.S. carbon markets. NYMEX has worked extensively with utilities, hedge funds, investment banks, environmental brokers and environmental groups since March 2007 to establish a set of contracts that market participants need to effectively manage risk and gain direct exposure to the emissions markets. NYMEX intends to list this new slate of contracts on the CME Globex electronic trading platform and the NYMEX ClearPort Clearing platform by the end of the first quarter of 2008.

Third Quarter Results

Clearing and transaction fees rose 22% for the third quarter 2007 to $145.3 million compared to $119.2 million for the year ago period. An additional fee increase which applied to NYMEX Division and COMEX Division rates became effective August 1, 2007 and was in effect for two months of the third quarter. Market data fees increased 56% for the third quarter 2007, to $24.9 million versus $15.9 million for the third quarter 2006.

Average daily volume was 1.491 million contracts during the third quarter 2007, a 13% increase over the third quarter of 2006. NYMEX electronic trading volume on CME Globex averaged 686,916 contracts per day and represented a 249% increase over third quarter 2006 electronic trading volume, which included two months on NYMEX ACCESS® and one month on CME Globex. NYMEX floor-traded energy futures and options averaged 228,504 contracts a day for the third quarter of 2007, versus 528,030 contracts per day for the same period of 2006. COMEX electronic trading volume on CME Globex averaged 113,892 contracts per day, an increase of 1,325% over third quarter 2006 electronic trading volume. COMEX metals open outcry average daily volume was 36,352 contracts for the third quarter of 2007, versus 88,482 contracts per day for the same period of 2006. Average daily volume on NYMEX ClearPort was 351,286 contracts in the third quarter of 2007, as compared to 436,243 contracts in the same period of 2006. The remaining average daily volume of 73,910 per day consisted of other transactions which includes position transfers and exchanges.

Total operating expenses, excluding direct transaction costs of $24.7 million, were $40.5 million for the third quarter of 2007. This represents a 15% decrease from $47.5 million for the same period in 2006, driven primarily by the Company’s cost cutting initiatives.

Income before provision for income taxes was $110.4 million for the third quarter 2007, compared to $75.3 million for the third quarter 2006. Pre-tax margin, defined as income before provision for income taxes divided by operating revenues, investment income and interest income from securities lending (net of interest expense/fees from securities lending and direct transaction costs), was 71% in the third quarter 2007, compared to 60% in third quarter 2006.

Nine Month Results

Clearing and transaction fees rose 34% for the nine months ended September 30, 2007 to $420.8 million, compared to $315.0 million for the year ago period. Market data fees were $71.4 million for the nine month period, versus $47.2 million for the nine months of 2006, an increase of 51%.

Average daily volume for the first nine months of 2007 was 1.466 million contracts, a 24% increase over the first nine months of 2006. NYMEX electronic trading volume on CME Globex averaged 631,029 contracts per day and represented a 361% increase over the nine-month period of 2006 electronic trading volume. NYMEX floor-traded energy futures and options averaged 270,935 contracts a day for the first nine months of 2007. COMEX electronic trading volume on CME Globex averaged 102,041 contracts per day, an increase of 729% over the first nine months of 2006 electronic trading volume. COMEX metals open outcry average daily volume was 44,453 contracts a day for the first nine months of 2007. Average daily volume on NYMEX ClearPort increased 8% in the first nine months of 2007 to 344,114 contracts, from 317,919 contracts in the comparable period of 2006. The remaining average daily volume of 73,610 per day consisted of other transactions which includes position transfers and exchanges.

Total operating expenses for the first nine months of 2007, excluding direct transaction costs of $73.1 million, were $126.7 million. This represents a 7% decrease from $136.0 million for the same period in 2006, driven primarily by the Company’s cost cutting initiatives.

Income before provision for income taxes was $284.1 million for the first nine months of 2007, compared to $206.4 million for the same period of 2006. Excluding the one-time charge from Optionable, income before provision for income taxes was $310.1 million. Pre-tax margin was 63% in the first nine months of 2007, compared to 59% in 2006. Excluding the one-time charge from Optionable, pre-tax margin was 69%.

Investor Conference Call / Webcast Details

NYMEX will hold a conference call to discuss 2007 third quarter results today, November 1, 2007 at 8:00 AM Eastern Time. Those wishing to participate in the conference call can dial (866) 314-4865 (U.S. and Canada) or (617) 213-8050 (International), using the confirmation code 88824777. A live audio webcast of the call will also be available on the Investor Relations section of the NYMEX website at http://investor.nymex.com. An archived version of the conference call will also be available within approximately 90 minutes of the conclusion of the call.

About NYMEX Holdings, Inc.

NYMEX Holdings, Inc. (NYSE:NMX) is the parent company of the New York Mercantile Exchange, Inc. (NYMEX), the world’s largest physical commodity futures and options exchange. NYMEX offers futures and options trading in energy, metals and soft commodities contracts and clearing services for more than 320 off-exchange energy and metals contracts. Through a hybrid model of open outcry floor trading and electronic trading on CME Globex® and NYMEX ClearPort®, NYMEX offers crude oil, petroleum products, natural gas, coal, electricity, gold, silver, copper, aluminum, platinum group metals, and soft commodities contracts for trading and clearing virtually 24 hours a day. Further information about NYMEX Holdings, Inc. and the New York Mercantile Exchange, Inc. is available on the NYMEX website at http://www.nymex.com.

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Forward Looking and Cautionary Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to our future performance, operating results, strategy, and other future events. Such statements generally include words such as could, can, anticipate, believe, expect, seek, pursue, and similar words and terms, in connection with any discussion of future results. Forward-looking statements involve a number of assumptions, risks, and uncertainties, any of which may cause actual results to differ materially from the anticipated, estimated, or projected results referenced in forward-looking statements. In particular, the forward-looking statements of NYMEX Holdings, Inc., and its subsidiaries are subject to the following risks and uncertainties: the success and timing of new futures contracts and products; changes in political, economic, or industry conditions; the unfavorable resolution of material legal proceedings; the impact and timing of technological changes and the adequacy of intellectual property protection; the impact of legislative and regulatory actions, including without limitation, actions by the Commodity Futures Trading Commission; and terrorist activities and international hostilities, which may affect the general economy as well as oil and other commodity markets. We assume no obligation to update or supplement our forward-looking statements.

(Tables Follow)

NYMEX HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(in thousands, except for share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Operating Revenues
Clearing and transaction fees	$145,259	$119,200	$420,826	$314,966
Market data fees	24,892	15,927	71,392	47,221
Other, net	3,049	3,167	8,805	10,292

Total operating revenues	173,200	138,294	501,023	372,479

Operating Expenses
Direct transaction costs	24,685	16,645	73,105	31,582
Salaries and employee benefits	19,531	22,560	61,051	60,046
Occupancy and equipment	5,306	8,429	16,853	22,467
Depreciation and amortization, net of deferred credit amortization	3,272	3,322	10,417	11,570
General and administrative	4,590	4,569	14,232	15,199
Professional services	5,159	3,278	13,267	10,811
Telecommunications	1,536	1,263	4,376	4,754
Marketing	839	1,681	4,398	4,420
Other expenses	220	2,366	2,063	6,716

Total operating expenses	65,138	64,113	199,762	167,565

Operating income	108,062	74,181	301,261	204,914

Non-Operating Income and Expenses
Investment income, net	4,873	2,936	17,713	5,750
Interest income from securities lending	19,955	37,397	80,448	97,914
Interest expense/fees from securities lending	(18,811)	(36,536)	(77,836)	(95,435)
Interest expense	(1,615)	(1,666)	(4,839)	(5,000)
Losses from unconsolidated investments	(2,020)	(991)	(32,607)	(1,768)

Total non-operating income and expenses	2,382	1,140	(17,121)	1,461

Income before provision for income taxes	110,444	75,321	284,140	206,375
Provision for income taxes	47,870	34,597	123,601	93,885

Net income	$62,574	$40,724	$160,539	$112,490

Proforma weighted average common shares outstanding and earnings per share retroactively adjusted to reflect the 90,000-for-1 recapitalization on March 14, 2006:

Earnings per Share
Basic	$0.66	$0.47	$1.70	$1.35

Diluted	$0.66	$0.47	$1.69	$1.35

Weighted Average Number of Common Shares Outstanding
Basic	94,457,000	81,600,000	94,456,000	79,448,000
Diluted	94,836,000	81,600,000	94,827,000	79,448,000

NYMEX HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	(Unaudited) September 30, 2007	December 31, 2006
Assets
Cash and cash equivalents	$3,596	$18,631
Collateral from securities lending program	957,806	2,547,312
Marketable securities, at market value	536,499	485,581
Clearing and transaction fees receivable, net of allowance for member credits	50,229	32,853
Prepaid expenses	7,578	7,009
Margin deposits and guaranty funds	21,611	17,052
Other current assets	48,029	10,238

Total current assets	1,625,348	3,118,676

Property and equipment, net	177,332	183,193
Goodwill and indefinite-lived intangible asset	307,125	307,125
Long-term investments	111,054	3,008
Other assets	7,150	11,929

Total assets	$2,228,009	$3,623,931

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$16,285	$14,854
Accrued salaries and related liabilities	18,634	13,688
Payable under securities lending program	957,806	2,547,312
Margin deposits and guaranty funds	21,611	17,052
Income tax payable	11,151	4,984
Other current liabilities	36,354	35,019

Total current liabilities	1,061,841	2,632,909

Grant for building construction deferred credit	104,557	106,166
Long-term debt	80,281	80,281
Retirement obligation	11,964	12,367
Other liabilities	28,425	17,286

Total liabilities	1,287,068	2,849,009

Total stockholders’ equity	940,941	774,922

Total liabilities and stockholders’ equity	$2,228,009	$3,623,931

Non-GAAP Reconciliation

The Company evaluates its financial performance using various measures. One measure is to exclude one-time gains and losses from its results to arrive at a pro forma earnings per share amount. Pro forma earnings per share is a non-GAAP (generally accepted accounting principles) performance measure, however, the Company believes that it is useful to assist investors in gaining an understanding of the trends and operating results of the Company’s business. Pro forma earnings per share should be viewed in addition to, and not in lieu of, the Company’s reported results under U.S. GAAP.

During the second quarter of 2007, the Company recorded a one-time charge related to its investment in Optionable, Inc. of approximately $26.0 million that was recorded in losses from unconsolidated investments under the caption “Non-Operating Income and Expenses” on its consolidated statements of income. The following is a reconciliation of U.S. GAAP results to pro forma results for the periods presented:

	(in thousands, except share amounts)
	Three Months Ended September 30, 2007	Nine Months Ended September 30, 2007
Net income	$62,574	$160,539
Add: Impairment loss on investment in Optionable	—	25,962
Less: Effective tax rate benefit of impairment loss on investment in Optionable	—	11,293

Pro forma net income	$62,574	$175,208

Earnings per common share on net income:
Basic	$0.66	$1.70

Diluted	$0.66	$1.69

Pro forma earnings per common share on pro forma net income:
Pro forma basic	$0.66	$1.85

Pro forma diluted	$0.66	$1.85

Weighted average common shares outstanding:
Basic	94,457,000	94,456,000

Diluted	94,836,000	94,827,000

	Q3 2007	Q2 2007	Q1 2007	Q4 2006	Q3 2006
Trading Days	63	63	61	62	62

Average Daily Volume (round turns, in thousands, difference is due to rounding)

	Q3 2007	Q2 2007	Q1 2007	Q4 2006	Q3 2006
NYMEX Floor	229	257	330	362	528
NYMEX Electronic	687	608	597	368	197
COMEX Floor	36	42	56	76	88
COMEX Electronic	114	101	90	16	8
NYMEX ClearPort	351	309	373	302	436
Other	74	79	68	75	67

Total	1,491	1,396	1,513	1,199	1,324

Gross Clearing and Transaction Revenue (in thousands)

	Q3 2007	Q2 2007	Q1 2007	Q4 2006	Q3 2006
NYMEX Floor	$20,824	$19,966	$23,664	$24,497	$36,097
NYMEX Electronic	54,285	50,520	43,271	24,953	18,260
COMEX Floor	3,072	3,249	4,244	5,795	6,711
COMEX Electronic	10,786	9,791	8,253	2,000	1,736
NYMEX ClearPort	46,905	44,281	49,609	38,837	48,326
Other	9,387	9,583	9,136	8,683	8,069

Total	$145,259	$137,390	$138,177	$104,765	$119,200

Rates Per Contract

	Q3 2007	Q2 2007	Q1 2007	Q4 2006	Q3 2006
NYMEX Floor	$1.45	$1.23	$1.18	$1.10	$1.10
NYMEX Electronic	0.97	1.02	0.89	0.70	1.07
COMEX Floor	1.34	1.24	1.25	1.23	1.22
COMEX Electronic	1.16	1.19	1.20	1.99	3.35
NYMEX ClearPort	1.67	1.72	1.66	1.58	1.36
Other	2.02	1.92	2.19	1.88	2.00

Total Net RPC	1.28	1.29	1.24	1.17	1.25

Direct Cost	0.27	0.28	0.26	0.24	0.20

Gross RPC	$1.55	$1.56	$1.50	$1.41	$1.45